Exhibit 99.1

Pacific Energy Development Announces Change in Trading Symbol to “PEDO”

Danville, California – September 17, 2012 – PEDEVCO Corp., d/b/a Pacific Energy Development announces that its trading symbol on the Over-The-Counter Bulletin Board changes today from “BESV” to “PEDO”.  The symbol change is occurring in connection with PEDEVCO’s July 27, 2012 name change from Blast Energy Services, Inc. to PEDEVCO Corp., pursuant to the requirements of the January 13, 2012, Agreement and Plan of Reorganization (the “Merger Agreement”), by and between PEDEVCO, Blast Acquisition Corp., a wholly-owned Nevada subsidiary of PEDEVCO, and Pacific Energy Development Corp., a privately-held Nevada corporation, which Merger Agreement and transactions contemplated therein were also consummated on July 27, 2012.

For more information on PEDEVCO, please visit our corporate website at www.pacificenergydevelopment.com.

About PEDEVCO Corp. (Pacific Energy Development)

PEDEVCO Corp., d/b/a Pacific Energy Development  (OTCBB:PEDO) is a publicly-traded energy company engaged in the acquisition and development of strategic, high growth energy projects, including shale oil and gas assets in the United States and Pacific Rim countries. The company's producing assets include its Niobrara Asset located in the DJ Basin in Colorado, the Eagle Ford Asset in McMullen County, Texas, and the North Sugar Valley Field located in Matagorda County, Texas. The company was founded in early 2011 and has offices in Danville, California and Beijing, China.

CONTACT: Media Contact: Pacific Energy Development Bonnie Tang, 1-855-733-3826 ext 21 PR@pacificenergydevelopment.com or Investor Relations Contact: Liviakis Financial Communications, Inc. 415-389-4670 john@liviakis.com

Forward-Looking Statements

This Press Release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Act”) and Section 21E of the Securities Act of 1934, as amended (the “Exchange Act”). In particular, the words "believes," "expects," "intends," "plans," "anticipates," or "may," and similar conditional expressions are intended to identify forward-looking statements and are subject to the safe harbor created by these Acts. Any statements made in this news release about an action, projection, event or development, are forward-looking statements. Such statements are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties.  Although PEDEVCO believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that its forward-looking statements will prove to be correct. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of PEDEVCO. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration and development of oil and gas. These risks include, but are not limited to, completion risk, dry hole risk, price volatility, reserve estimation risk, regulatory risk, potential inability to secure oilfield service risk as well as general economic risks and uncertainties, as disclosed in PEDEVCO’s SEC filings including its Form 10-K and Form 10-Q’s. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected. The forward-looking statements in this press release are made as of the date hereof. PEDEVCO takes no obligation to update or correct its own forward-looking statements, except as required by law, or those prepared by third parties that are not paid for by PEDEVCO. PEDEVCO’s SEC filings are available at http://www.sec.gov.